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                                                                   EXHIBIT  21.A


    The following is a list of the significant subsidiaries of the Company as of May 30, 1995:

                             NEVADA CORPORATIONS:

Centex Bateson Enterprises, Inc.
Centex Construction Group, Inc.
Centex Forcum Lannom, Inc.
Centex Golden Construction Company
Centex International, Inc.
Centex Real Estate Corporation
Centex-Rodgers Construction Company
Centex-Rooney Enterprises, Inc.
Centex-Simpson Construction Company, Inc.
CTX Financial Corporation
CTX Mortgage Company
GHQ Company, Inc.
                            DELAWARE CORPORATIONS:

Centex Construction Products, Inc. (1)

                            FLORIDA CORPORATIONS:

Centex-Rooney Construction Co., Inc.

                             TEXAS CORPORATIONS:

Centex Bateson Construction Company, Inc.





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(1)        49% owned subsidiary